EXHIBIT 99.1

INTERNATIONAL SECURITIES EXCHANGE REPORTS FIRST QUARTER 2005 RESULTS

NEW YORK, April 25, 2005 – The International Securities Exchange, Inc. (NYSE:ISE) today reported that net income for the quarter ended March 31, 2005 increased 19.5% to $8.9 million, or $0.25 per share on a fully diluted basis. This compares to $7.4 million, or $0.22 per share on a fully diluted basis, in the same period in 2004. Total revenues for the quarter increased 11.1% to $34.5 million as compared to $31.0 million in the prior year quarter. Our average daily volume of equity options contracts traded increased 16.3% to approximately 1.7 million contracts compared to 1.5 million contracts in the same period last year.

“We are very pleased with our results for the first quarter, our first as a public company,” said David Krell, ISE’s President and Chief Executive Officer. “The growth in our trading volume and solid financial performance are testaments to the strength of our business model and relentless focus on innovation. We believe that there is significant untapped demand for our products and we remain focused on expanding the breadth of our offerings to meet the needs of our current clients as well as attracting a larger and more diverse client base in the months ahead. The capital that we raised in our initial public offering will provide us with additional resources to fund this growth,” continued Krell.

First Quarter Results

Revenues

Total revenues for the first quarter of 2005 increased 11.1% to $34.5 million principally due to increased trading volume. Transaction fee revenues increased 10.9% to $24.0 million in the first quarter of 2005 from $21.7 million in the first quarter of 2004. Other member fees increased 6.8% to $5.5 million from $5.2 million last year. Market data revenues increased 18.6% to $4.6 million in the first quarter of 2005 from $3.9 million in the year ago quarter.

Expenses

Total expenses increased 7.7% for the first quarter of 2005 to $18.1 million as compared to $16.8 million in the first quarter of the prior year. Included in our first quarter 2005 expenses are approximately $0.5 million of one-time costs and approximately $0.3 million of new costs associated with ISE becoming a public company.

•	Compensation and benefits expenses increased 8.9% to $8.2 million principally due to increased headcount to support our growth.

•	Technology and communications expenses declined 27.9% to $3.4 million primarily due to the elimination of licensing fees paid to OMX(US) Inc. (“OMX”) resulting from restructuring our agreement with them in June 2004. The new agreement changed our licensing fee from a variable fee based on trading volume to a fixed license fee. Our first quarter 2004 expenses included $1.4 million of licensing expenses to OMX. Excluding this licensing fee in 2004, technology and communications expense increased 2.3%.

•	Occupancy expenses increased 28.3% to $1.1 million primarily due to increased space requirements for disaster recovery purposes.

•	Professional fees increased 65.9% to $1.6 million primarily due to higher legal and auditing fees as a result of ISE becoming a public company.

•	Marketing and business development expenses decreased 30.5% to $0.6 million primarily due to lower discretionary spending in this area.

•	Depreciation and amortization expenses increased to $1.5 million in the first quarter of 2005 from $0.5 million in the year ago quarter reflecting the impact of the amortization of $1.0 million for our trading license with OMX referred to above.

•	Other expenses increased 21.7% to $1.7 million primarily due to fees we pay for trading licensed products. This fee is offset by surcharges we charge members for trading licensed products, which is included in transaction fees.

Income

Pre-tax income increased 15.2% to $16.4 million in the first quarter of 2005 from $14.3 million in the year ago quarter. Our pre-tax margin for the quarter was 47.6% as compared to 45.9% in the same period last year. Net income for the quarter increased 19.5% to $8.9 million from $7.4 million in the prior year quarter.

Balance Sheet

At March 31, 2005, ISE had cash and cash equivalents of $127.9 million, total assets of $249.0 million, and shareholders’ equity of $149.5 million. There were 36.7 million shares of common stock outstanding.

“ISE has benefited from our strong volume growth and our highly efficient cost structure which have translated to impressive pre-tax margins,” said Bruce Cooperman, ISE’s Chief Financial Officer. “We intend to continue to focus on providing our members with a high quality marketplace while leveraging our scalable systems and low cost base.”

Business Highlights

•	ISE began trading on the New York Stock Exchange under the ticker symbol “ISE” on March 9, 2005. In the offering, ISE sold 4,602,115 shares of Class A common stock, including 602,115 shares upon the exercise in full of the underwriters’ over-allotment option, at $18.00 per share. Certain ISE shareholders sold an additional 6,954,590 shares of Class A common stock, including 905,282 shares sold in connection with the underwriters’ over-allotment option. Including the exercise of the over-allotment option, proceeds to the Company, less underwriting discounts and commissions and other selling expenses, were $70.7 million.

•	ISE was the largest U.S. options exchange for the first quarter of 2005 based on total equity and index options trading. ISE traded more volume in its own listings than any other options exchange. In addition, ISE traded its 900 millionth contract on March 1, 2005.

•	ISE continued expanding its product offering. On January 10, 2005, we began trading options on the Standard & Poor’s Depository Receipts® (SPY), commonly known as “Spiders.” Since we began trading this product, we have traded approximately 26,000 contracts per day on average, which accounted for 21.0% of total industry trading in this issue.

•	ISE also continued its index trading strategy. On February 22, 2005, we began trading options on the Nasdaq-100® (NDX) and Mini Nasdaq-100® (MNX) indexes.

Earnings Conference Call

ISE will host a conference call to discuss its first quarter 2005 results at 5:00 p.m. Eastern Time today. The conference call will be web cast and can be accessed on the Investor Relations section of ISE’s web site at http:www.iseoptions.com. Investors can also listen to the conference call by dialing (800)-510-0219 (Pass code: 47673213). International investors can access the call by calling (617)-614-3451. An archived recording of the call will be maintained on this site for 72 hours and can be accessed by calling (888)-286-8010 (Pass code: 71313282). An investor presentation that will be referenced during the call will also be posted to the web site.

ISE Background

The International Securities Exchange, the world’s largest equity options exchange, was founded on the principle that technology fosters and infuses new efficiencies and operational innovations into securities trading. After developing an innovative market structure that integrated auction market principles into an advanced screen-based trading system, ISE launched the first fully electronic U.S. options exchange in May 2000. ISE continually enhances its trading systems to provide investors with the best marketplace to execute their options orders.

For more information about ISE, its products and its technology, visit www.iseoptions.com.

CONTACT:

Investors:	Media:

Thomas Gibbons	Alicia Curran
International Securities Exchange	International Securities Exchange
212-897-8167	212-897-8181
tgibbons@iseoptions.com	acurran@iseoptions.com

Forward-Looking Statements: Statements in this news release which are not historical in nature are “forward-looking statements” pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are subject to various risks and uncertainties as set forth from time to time in the Company’s filings with the Securities and Exchange Commission. For a discussion of such risks and uncertainties contained in the forward-looking statements, see “Risk Factors” in the Company’s filings with the Securities and Exchange Commission.

-ISE-

INTERNATIONAL SECURITIES EXCHANGE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues:
Transaction fees	$24,012	$21,652
Other member fees	5,546	5,192
Market data	4,625	3,900
Other	322	305

Total revenues	34,505	31,049

Expenses:
Compensation and benefits	8,227	7,555
Technology and communications	3,383	4,693
Occupancy	1,105	861
Professional fees	1,589	958
Marketing and business development	586	843
Depreciation and amortization	1,498	487
Other	1,700	1,397

Total expenses	18,088	16,794

Income before provision of income taxes	16,417	14,255
Provision for income taxes	7,556	6,843

Net income	$8,861	$7,412

Earnings per share:
Basic	$0.27	$0.23
Diluted	$0.25	$0.22

Weighted average number of shares outstanding:
Basic	33,059	32,139
Diluted	34,946	33,916

INTERNATIONAL SECURITIES EXCHANGE, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share amounts)

(unaudited)

	March 31, 2005	December 31, 2004

ASSETS
Current assets:
Cash and cash equivalents	$127,871	$44,847
Accounts receivable, net	33,163	29,787
Income taxes receivable	3,137	11,332
Securities owned	4,979	4,980
Other current assets	3,436	6,655

Total current assets	172,586	97,601

Securities owned	18,205	22,199
Accounts receivable	6,548	6,426
Fixed asset, net	31,551	32,757
Deferred tax asset, net	17,348	15,835
Other assets	2,745	2,761

Total assets	248,983	177,579

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	14,351	8,434
Compensation and benefits payable	4,270	14,520
Deferred revenue	4,688	4,365
Payment for order flow payable	21,860	13,258

Total current liabilities	45,169	40,577

Deferred revenue	49,503	50,594
Other liabilities	4,766	4,949

Total liabilities	99,438	96,120

STOCKHOLDERS’ EQUITY	149,545	81,459

Total liabilities & stockholders’ equity	$248,983	$177,579

INTERNATIONAL SECURITIES EXCHANGE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2005	2004
Cash flows from operating activities:
Net income	$8,861	$7,412
Adjustments to reconcile net income to cash provided by/(used in) operating activities:
Depreciation and amortization	1,498	487
Stock based compensation	379	31
Deferred taxes	(1,513)	(3,445)
Unrealized (gains)/losses on securities owned and available for sale securities, net	58	(132)

(Increases) / decreases in operating assets:
Accounts receivable, net	(3,498)	(3,062)
Income tax receivable	8,195	2,095
Securities owned	3,895	(6,958)
Other assets	3,216	131
Increases / (decreases) in operating liabilities:
Accounts payable and accrued expenses	5,917	(1,818)
Compensation and benefits payable	(10,250)	(2,533)
Deferred revenue	(768)	17,555
Payment for order flow payable	8,602	2,447
Marketing fund payable	—	(150)
Income tax payable	—	960
Other liabilities	(183)	1,076

Net cash provided by operating activities	24,409	14,096

Cash flow from investing activities:
Purchase of fixed assets	(274)	(1,046)

Net cash used in investing activities	(274)	(1,046)

Cash flows from financing activities:
Dividend	(11,784)	—
Net proceeds from initial public offering	70,673	—

Net cash provided by financing activities	58,889	—

Increase in cash and cash equivalents	83,024	13,050
Cash and cash equivalents, beginning of period	44,847	65,687

Cash and cash equivalents, end of period	$127,871	$78,737

INTERNATIONAL SECURITIES EXCHANGE, INC.

KEY STATISTICAL INFORMATION

	Three Months Ended March 31,
	2005	2004
Trading days	61	62

Average daily trading volume (contracts): (1)(2)
Total U.S. industry equity options traded (in thousands)	5,223	4,697
Our equity options traded (in thousands)	1,727	1,485
Our market share of equity options traded	33.1%	31.6%

Our member total trading volume (sides, in thousands): (3)
Customer	87,507	69,275
Firm proprietary	18,219	12,944
Market maker	105,649	101,944

Total Sides	211,375	184,163

Our market share of total industry trading: (4)
Customer	30.7%	24.6%
Firm proprietary	21.2%	19.9%
Market maker	32.6%	36.1%

Revenue:
Average transaction fee per side (5)	$0.11	$0.12
Average transaction fee per revenue side (6)	$0.18	$0.18

Our trades: (7)
Average contracts per trade	17.1	17.6
Average trades per day (in thousands)	101.0	84.6
Total trades (in thousands)	6,163	5,247
Our market share of industry trade volume	35.6%	33.2%

Our listed issues: (8)
Average number of issues traded during the period	705	611

Our members (average number trading during period)
PMMs	10	10
CMMs	139	126
EAMs	94	98

Total	243	234

Employees at end of period	164	145

(1)	Represents single counted contract volume. For example, a transaction of 500 contracts on our exchange is counted as a single 500 contract transaction for purposes of calculating our volumes, even though we may receive transaction fees from parties on both sides of the transaction, one side of a transaction, or in some cases, neither side of a transaction.
(2)	Our market share is calculated based on the number of contracts executed on our exchange as a percentage of total industry contract volume.
(3)	Represents each side of a buy or sell transaction. For example, a transaction of 500 contracts on our exchange is counted as two sides of 500 contracts, representing a buy and a sell transaction. We do not currently receive transaction fees from non-broker-dealer customer sides, except for options in the Standard & Poor’s Depositary Receipts®, an exchange-traded fund commonly referred to as “Spiders” and certain options on indexes.
(4)	Represents our market share of total U.S. industry equity trading for members trading on our exchange based on contract trading volume.
(5)	Average transaction fee per side is calculated by dividing our transaction fees by the total number of sides executed on our exchange. We generally do not charge our members for executing non-broker-dealer customer orders on our exchange. Comparing our average transaction fee per side to our average transaction fee per revenue side reflects the negative effect of our fee waivers on our revenues, on a per side basis.
(6)	Our average transaction fee per revenue side reflects the transaction fee we charge to our market participants per our publicly available pricing schedules. These schedules were part of rule proposals that became effective upon filing pursuant to Section 19(b)(3)(A) of the Securities Exchange Act of 1934. The SEC may abrogate such rule proposals within 60 days of filing if it determines that such action is necessary or appropriate in the public interest, for the protection of investors or otherwise in furtherance of the purposes of the Securities Exchange Act of 1934.
(7)	Members can have several contracts per trade. Trades represent the number of trades cleared through OCC. Market data revenue is generated on a per trade basis, not on a contract basis.
(8)	By “issues” we mean the number of securities underlying our options. We trade multiple options series on each underlying security.

We derive our data from our own records and data for the markets in which we compete from information published by or prepared for The Option Clearing Corporation and the Options Price Reporting Authority.